Exhibit 99.1
What if we could plant a seed and grow energy? We Can and We Are!
FUEL FACTS a publication of First United Ethanol, LLC for its investors
Refinancing Complete
On December 6, First United Ethanol, LLC completed the refinancing of its 100 million gallon-per-year ethanol facility currently under construction. FUEL raised over $74,000,000 of equity in its public offering registered with the Securities and Exchange Commission and secured a senior credit facility with Southwest Georgia Farm Credit as the lead lender totaling approximately $90,000,000 dollars and an $11,000,000 revolving line of credit. Due to additional costs associated with its initial debt financing, anticipated enhancements to its proposed grain elevator allowing better access to the local corn market and higher working capital needs stemming from higher corn prices, FUEL decided to refinance its senior debt. After evaluating its financing options, FUEL decided to refinance its debt with West LB AG New York as the lead lender. FUEL secured $115 million of senior secured debt facilities, including a $15 million working capital facility. The additional debt from West LB is expected to cover FUEL’s anticipated uses of funds and FUEL expects to be able to complete the construction of the ethanol plant and commence operations by Fall 2008.
FUEL created and organized a wholly owned subsidiary called Southwest Georgia Ethanol, LLC for the special purpose of holding the property and assets of FUEL as a requirement of the refinancing of long term debt of FUEL. To meet the terms of the refinancing, FUEL transferred all of its property and assets to Southwest Georgia Ethanol, LLC in exchange for 100% of Southwest Georgia Ethanol, LLC’s ownership/membership interests. FUEL’s wholly owned subsidiary, Southwest Georgia Ethanol, LLC, then granted a security interest in all of its assets along with a mortgage in all of its real property to West LB. As additional security for the West LB debt, West LB is requiring FUEL to pledge its membership units in Southwest Georgia Ethanol, LLC. FUEL has a management and operations agreement with Southwest Georgia Ethanol, LLC to operate, maintain and manage the property and assets that were transferred by FUEL to Southwest Georgia, LLC. FUEL appointed Tony Flagg as an Authorized Person and Larry Kamp as Chief Financial Officer with Murray Campbell, Mark Glass and Rick Moss serving as members of the Management Committee of Southwest Georgia Ethanol, LLC.
The formation of Southwest Georgia Ethanol, LLC was approved by FUEL’s members at a specially called members meeting held Friday, November 16, 2007.
K1 Distribution to Stockholders
FUEL expects to distribute K1s to its stockholders after the first of January. This document will reflect your loss per share for the previous year given a September 30 year-end. FUEL advises you to contact your tax advisor on how to best utilize or preserve your loss.
This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”).
Changes in our business strategy, capital improvements or development plans;
Construction delays and technical difficulties in constructing the plant;
Changes in the environmental regulations that apply to our plant site and operations;
Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or automobile industries;
Changes in the availability and price of natural gas and corn, and the market for distillers grains;
Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives);
Overcapacity within the ethanol industry;
Changes and advances in ethanol production technology; and
Competition from alternative fuel additives.
Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communication. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.
Bird’s Eye View from the Top of Grain Silo December 17, 2007

FUEL FACTS a publication of First United Ethanol, LLC for its investors

Construction Update	December 2007
FUEL’s landscape took on a dramatic change as its first two grain silos and workhouse were constructed simultaneously over a seven day period. Completed on December 18, the silos now stand tall against the South Georgia sky.
Younglove Construction of Sioux City, Iowa brought in 140 crew members on December 11 to pour the concrete into slip forms for two concrete silos measuring 74 feet in diameter by 150 feet tall and a workhouse measuring 35 feet in diameter by 150 feet tall. The two corn silos are two of five which will be constructed on site. Each silo will hold 500,000 bushels. The corn will flow through the workhouse where it is cleaned and ground into a fine mill for use in the ethanol process.
Dave Toel, Project Manager for Younglove Construction, described the centuries old technique of slip form construction. Initially, a thick slab of concrete is poured for the base. After building the circular slip form, crews pour concrete into the circular form on a constant basis. As the concrete cures, the form inches up slowly, moving approximately 1 inch every five minutes or 1 foot per hour. The process continues constantly on a 24 hour basis with two crews working twelve hour shifts. As part of the crew is pouring concrete into the form, other members are weaving thick rods of rebar into the form to strengthen the sides of the silo. Over 300 tons of rebar go into each silo along with over 1900 cubic yards of concrete.
Younglove has constructed similar silos in 37 states. Younglove Construction also built a feed mill for Equity Group in Camilla which was completed in November 2007. Younglove anticipates completion of the remaining three corn silos as well as 2 silos for DDG storage by the end of March 2008.
Have you heard the Good News?
• The new energy bill includes a drastic increase in the Renewable Fuels Standard, increasing the mandated usage of renewable fuels to 36 billions gallons by 2022 , 15 billion of which will come from corn-based ethanol by 2015. This increase mandates demand for the capacity that is currently under construction as well as potential future growth. The bill has been approved by the House and Senate and was signed into law by President Bush on December 19.
• Georgia in currently enacting changes in its E-10 blending regulations to encourage blending in the state while Florida is proposing similar changes in its blending regulations. FUEL would have a distinct transportation advantage into these emerging markets.

You can view this newsletter online at www.firstunitedethanol.com	If you have questions or concerns, you can e-mail us at info@firstunitedethanol.com